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NUMBER                                               SHARES

   Incorporated Under the Laws of the State of Florida
          JARRETT/FAVRE DRIVING ADVENTURE, INC.
The Corporation is authorized to issue 100,000,000 Common
                   Shares - $.01 par Value

Common Stock                    CUSIP 471148106

            THIS CERTIFIES THAT

            IS THE OWNER OF

FULLY PAID and NONASSESSABLE Shares of The Jarrett/Favre
Driving Adventure, Inc., transferable only on the books of
the Corporation by the holder hereof in person or by duly
authorized attorney upon surrender of this Certificate
properly endorsed.   This certificate is not valid unless
countersigned and registered by the Transfer Agent and Registrar

    Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


Secretary                                       President